Exhibit 99.1

FLEX REPORTS THIRD QUARTER FISCAL 2020 RESULTS

San Jose, Calif., January 30, 2020 – Flex (NASDAQ: FLEX) today announced results for its third quarter ended December 31, 2019.

Third Quarter Fiscal 2020 Highlights:

•	Net Sales: $6.5 billion, year over year revenue down 7 percent
•	GAAP Income Before Income Taxes: $145 million
•	Adjusted Operating Income: $256 million
•	GAAP Net Income: $111 million
•	Adjusted Net Income: $193 million
•	GAAP Earnings Per Share: $0.22
•	Adjusted EPS: $0.38

An explanation and reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedules II and V attached to this press release.

“Our third quarter fiscal year 2020 performance resulted in record adjusted EPS, improved adjusted margins and greater adjusted free cash flow generation. These results validate our continued transition as we manage our portfolio mix, operate with disciplined execution, and pursue design-led manufacturing. There is still work to do, but our consistent performance over the last 3 quarters has positioned us well on the path to profitable growth,” said Revathi Advaithi, CEO of Flex.

Flex ended the quarter with approximately $1.8 billion of cash on hand and reduced total debt by approximately $200.3 million sequentially to approximately $2.8 billion.

The Company remains committed to using share buy-backs to enhance shareholder returns and repurchased approximately $61 million and $173 million of ordinary shares during the three-month and nine-month periods ended December 31, 2019.

Fourth Quarter Fiscal 2020 Guidance

•	Revenue: $5.8 billion to $6.2 billion
•	GAAP Income Before Income Taxes: $120 million to $145 million
•	Adjusted Operating Income: $220 million to $250 million
•	GAAP EPS: $0.19 to $0.23 which includes $0.06 for stock-based compensation expense and intangible amortization and $0.05 for estimated restructuring and other charges
•	Adjusted EPS: $0.30 to $0.34
•	Fourth Quarter 2020 guidance excludes any potential impacts from the coronavirus outbreak given the rapidly evolving situation

Webcast and Conference Call

The Flex management team will host a conference call today at 2:00 PM (PT) / 5:00 PM (ET), to review third quarter fiscal 2020 results. A live webcast of the event and slides will be available on the Flex Investor Relations website at http://investors.flex.com. An audio replay and transcript will also be available after the event on the Flex Investor Relations website.

About Flex

Flex Ltd. (Reg. No. 199002645H) is the Sketch-to-Scale® solutions provider that designs and builds intelligent products globally. With approximately 200,000 employees across 30 countries, Flex provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes across industries and markets. For more information, visit flex.com or follow us on Twitter @Flexintl.

Contacts

Investors & Analysts

David Rubin

Vice President, Investor Relations

(408) 577-4632

David.Rubin@flex.com

Media & Press

Kyra Whitten

Vice President, Marketing and Communications

(408) 576-7071

Kyra.Whitten@flex.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include: that future revenues and earnings may not be achieved as expected; the challenges of effectively managing our operations, including our ability to control costs and manage changes in our operations; litigation and regulatory investigations and proceedings; compliance with legal and regulatory requirements; the possibility that benefits of the Company’s restructuring actions may not materialize as expected; that the expected revenue and margins from recently launched programs may not be realized; our dependence on a small number of customers; the impact of component shortages, including their impact on our revenues; geopolitical risk, including the termination and renegotiation of international trade agreements and trade policies, including the impact of tariffs and related regulatory actions; that recently proposed changes or future changes in tax laws in certain jurisdictions where we operate could materially impact our tax expense; the effects that the current macroeconomic environment could have on our business and demand for our products; the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations; and exposure to infectious disease and epidemics, including the effects of the coronavirus outbreak on our business operations in geographic locations impacted by the outbreak and on the business operations of our customers and suppliers.

Additional information concerning these, and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flex assumes no obligation to update these forward-looking statements. Our share repurchase program does not obligate the Company to repurchase a specific number of shares and may be suspended or terminated at any time without prior notice.

SCHEDULE I

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three-Month Periods Ended
	December 31, 2019	December 31, 2018
GAAP:
Net sales (10)	$6,461,387	$6,922,827
Cost of sales	6,017,278	6,505,067
Restructuring charges	13,632	60,435
Gross profit	430,477	357,325
Selling, general and administrative expenses	217,904	237,556
Intangible amortization	15,598	20,308
Restructuring charges	984	5,408
Interest and other, net	36,207	54,087
Other charges, net	14,395	71,879
Income (loss) before income taxes	145,389	(31,913)
Provision for income taxes	34,001	13,256
Net income (loss)	$111,388	$(45,169)

Earnings (loss) per share:
GAAP	$0.22	$(0.09)
Non-GAAP	$0.38	$0.34

Basic shares used in computing per share amounts (2)	506,938	524,876
Diluted shares used in computing per share amounts (2)	510,339	524,876

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Nine-Month Periods Ended
	December 31, 2019	December 31, 2018
GAAP:
Net sales (10)	$18,725,380	$19,984,387
Cost of sales	17,578,056	18,757,395
Restructuring charges	174,995	89,512
Gross profit	972,329	1,137,480
Selling, general and administrative expenses	632,838	722,608
Intangible amortization	48,903	57,059
Restructuring charges	24,128	10,921
Interest and other, net	135,650	136,889
Other charges (income), net	17,005	(8,515)
Income before income taxes	113,805	218,518
Provision for income taxes	74,485	60,767
Net income	$39,320	$157,751

Earnings per share:
GAAP	$0.08	$0.30
Non-GAAP	$0.95	$0.87

Diluted shares used in computing per share amounts	514,549	532,308

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

SCHEDULE II

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Three-Month Periods Ended
	December 31, 2019	December 31, 2018
GAAP gross profit	$430,477	$357,325
Stock-based compensation expense	4,275	4,769
Customer related asset impairments (3)	4,368	29,491
Restructuring charges (4)	13,632	60,435
Legal and other (5)	6,382	1,174
Non-GAAP gross profit	$459,134	$453,194

GAAP income (loss) before income taxes	$145,389	$(31,913)
Intangible amortization	15,598	20,308
Stock-based compensation expense	19,215	21,027
Customer related asset impairments (3)	3,754	50,153
Restructuring charges (4)	14,616	65,843
Legal and other (5)	6,864	4,994
Other charges, net (6)	14,395	71,879
Interest and other, net (6)	36,207	54,087
Non-GAAP operating income	$256,038	$256,378

GAAP provision for income taxes	$34,001	$13,256
Intangible amortization benefit	2,060	2,185
Other tax related adjustments (7)	(7,514)	2,218
Tax benefit on restructuring and other (7)	859	5,058
Non-GAAP provision for income taxes	$29,406	$22,717

GAAP net income (loss)	$111,388	$(45,169)
Intangible amortization	15,598	20,308
Stock-based compensation expense	19,215	21,027
Restructuring charges (4)	14,616	65,843
Customer related asset impairments (3)	3,754	50,153
Legal and other (5)	7,047	4,994
Other charges, interest and other, net (6)	16,592	72,903
Adjustments for taxes (7)	4,595	(9,461)
Non-GAAP net income	$192,805	$180,598
Diluted earnings (loss) per share:
GAAP	$0.22	$(0.09)
Non-GAAP	$0.38	$0.34

See the accompanying notes on Schedule V attached to this press release.

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Nine-Month Periods Ended
	December 31, 2019	December 31, 2018
GAAP gross profit	$972,329	$1,137,480
Stock-based compensation expense	11,427	14,940
Customer related asset impairments (3)	92,913	41,843
Restructuring charges (4)	174,995	89,512
New revenue standard adoption impact (8)	-	9,291
Legal and other (5)	24,560	6,409
Non-GAAP gross profit	$1,276,224	$1,299,475

GAAP income before income taxes	$113,805	$218,518
Intangible amortization	48,903	57,059
Stock-based compensation expense	53,332	61,061
Customer related asset impairments (3)	95,210	67,517
Restructuring charges (4)	199,123	100,433
New revenue standard adoption impact (8)	-	9,291
Legal and other (5)	28,012	25,363
Other charges (income), net (6)	17,005	(8,515)
Interest and other, net (6)	135,650	136,889
Non-GAAP operating income	$691,040	$667,616

GAAP provision for income taxes	$74,485	$60,767
Intangible amortization benefit	6,315	6,702
Other tax related adjustments (7)	(18,800)	(4,799)
Tax benefit on restructuring and other (7)	15,311	4,366
Non-GAAP provision for income taxes	$77,311	$67,036

GAAP net income	$39,320	$157,751
Intangible amortization	48,903	57,059
Stock-based compensation expense	53,332	61,061
Restructuring charges (4)	199,123	100,433
Customer related asset impairments (3)	95,210	67,517
New revenue standard adoption impact (8)	-	9,291
Legal and other (5)	28,195	25,363
Other charges (income), interest and other, net (6)	27,194	(10,313)
Adjustments for taxes (7)	(2,826)	(6,269)
Non-GAAP net income	$488,451	$461,893
Diluted earnings per share:
GAAP	$0.08	$0.30
Non-GAAP	$0.95	$0.87

See the accompanying notes on Schedule V attached to this press release.

SCHEDULE III

FLEX

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of December 31, 2019	As of March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,789,164	$1,696,625
Accounts receivable, net of allowance for doubtful accounts	3,004,174	2,612,961
Contract assets	199,682	216,202
Inventories	3,684,173	3,722,854
Other current assets	683,514	854,790
Total current assets	9,360,707	9,103,432

Property and equipment, net	2,205,967	2,336,213
Operating lease right-of-use assets, net (9)	615,073	-
Goodwill	1,069,812	1,073,055
Other intangible assets, net	279,928	330,995
Other assets	603,930	655,672
Total assets	$14,135,417	$13,499,367

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank borrowings and current portion of long-term debt	$88,869	$632,611
Accounts payable	5,431,310	5,147,236
Accrued payroll	392,688	391,591
Other current liabilities (9)	1,638,084	1,426,075
Total current liabilities	7,550,951	7,597,513

Long-term debt, net of current portion	2,701,112	2,421,904
Operating lease liabilities, non-current (9)	540,007	-
Other liabilities	444,035	507,590

Total shareholders' equity	2,899,312	2,972,360

Total liabilities and shareholders' equity	$14,135,417	$13,499,367

See the accompanying notes on Schedule V attached to this press release.

SCHEDULE IV

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine-Month Periods Ended
	December 31, 2019	December 31, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$39,320	$157,751
Depreciation, amortization and other impairment charges	525,596	507,164
Gain from deconsolidation of Bright Machines	-	(86,614)
Changes in working capital and other	(2,264,222)	(2,906,906)
Net cash used in operating activities	(1,699,306)	(2,328,605)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(375,774)	(592,092)
Proceeds from the disposition of property and equipment	102,324	86,724
Acquisition of businesses, net of cash acquired	(1,390)	(12,796)
Proceeds from divestiture of businesses, net of cash held in divested businesses	3,402	267,147
Cash collections of deferred purchase price	2,510,633	2,707,562
Other investing activities, net	21,868	14,687
Net cash provided by investing activities	2,261,063	2,471,232

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings and long-term debt	1,017,148	2,481,407
Repayments of bank borrowings and long-term debt	(1,307,611)	(2,447,873)
Payments for repurchases of ordinary shares	(173,117)	(123,979)
Net proceeds from issuance of ordinary shares	1,196	195
Other financing activities, net	461	9,689
Net cash used in financing activities	(461,923)	(80,561)

Effect of exchange rates on cash and cash equivalents	(7,295)	(31,122)
Net change in cash and cash equivalents	92,539	30,944
Cash and cash equivalents, beginning of period	1,696,625	1,472,424
Cash and cash equivalents, end of period	$1,789,164	$1,503,368

SCHEDULE V

FLEX AND SUBSIDIARIES

NOTES TO SCHEDULES I, II, III

(1)	To supplement Flex’s unaudited selected financial data presented consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges and gains, including non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These supplemental measures exclude restructuring charges, customer-related asset impairments, stock-based compensation expense, intangible amortization, other discrete events as applicable and the related tax effects. These non-GAAP measures are not in accordance with or an alternative for GAAP and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flex’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flex’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of the Company’s performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures. Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses;

•	a better understanding of how management plans and measures the Company’s underlying business; and

•	an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested restricted share unit awards granted to employees and assumed in business acquisitions. The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.

Intangible amortization consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

Customer related asset impairments consist of non-cash impairments of certain property and equipment to estimated fair value for customers we have disengaged or are in the process of disengaging as well as additional provisions for doubtful accounts receivable for customers that are experiencing financial difficulties. Certain inventory on hand was written down to net realizable value and other assets were written down to estimated recoverable value for these customers as well. In addition, it includes write down of inventory that will not be recovered due to significant reductions in future customer demand as the Company reduced its exposure to certain high volatility business in the second quarter of fiscal year 2020. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.

Legal and other consists primarily of costs not directly related to ongoing or core business results such as (1) costs incurred relating to the independent investigation undertaken by the Audit Committee of the Company’s Board of Directors completed in June 2018, (2) certain charges related to Multek China that was divested in the second quarter of fiscal year 2019, and (3) certain direct and incremental costs associated with the disengagement of a certain customer in the second and third quarters of fiscal year 2020. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.

Restructuring charges include severance for rationalization at existing sites and corporate SG&A functions as well as asset impairment, and other charges related to the closures and consolidations of certain operating sites and targeted activities to restructure the business. These costs may vary in size based on the Company’s initiatives and are not directly related to ongoing or core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.

Other charges (income), interest and other, net consists of various other types of items that are not directly related to ongoing or core business results, such as the gain or loss from certain divestitures, debt extinguishment costs and impairment charges associated with certain non-core investments. We exclude these items because they are not related to the Company’s ongoing operating performance or do not affect core operations. Excluding these amounts provides investors with a basis to compare company performance against the performance of other companies without this variability.

Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to non-recurring settlements of tax contingencies or other non-recurring tax charges, when applicable.

Adjustment for free cash flow metrics. In the first quarter of fiscal year 2019, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the collection of certain receivables sold through the Company’s asset-backed receivable securitization (“ABS”) program from operating activities to investing activities.

During the second quarter of fiscal year 2020, certain invoices were sold and transferred to certain financial institutions under a customer's supplier financing program. However, under the governing law in the jurisdiction of sale, the assignment of receivables is effective against third parties only upon registration of the transferred assets with a governmental agency. The Company was not able to complete the registration of the receivables before the end of the fiscal quarter and accordingly, the Company recognized the $336 million cash received from the financial institutions as cash inflow under other financing activities, net on the statement of cash flows. The Company subsequently registered all of the invoices in October 2019 and the $336 million cash was reflected as cash outflow under financing activities, net and operating cash inflow for the three-month period ended December 31, 2019.

In the third quarter of fiscal year 2020, the Company amended the existing ABS program and removed the requirement for the deferred purchase price receivable. At the effective date of the amendment, approximately $1.3 billion representing the outstanding balance of sold receivables was repurchased by the Company by exchanging outstanding deferred purchase price receivable of $0.4 billion and re-investing $0.9 billion of trade account receivables into the new ABS Programs. Cash collections on repurchased deferred purchase price receivables are reported as investing activities in the condensed consolidated statements of cash flows and were approximately $0.3 billion for the three-month and nine-month periods ended December 31, 2019.

The Company utilizes net cash flow from its various A/R sales programs as a low-cost source to fund operations and as a critical net working capital management tool. The Company views and manages all collections under the programs similarly without bifurcation and accordingly provides the adjustment to reflect adjusted free cash flow inclusive of all collections of receivables sold through the programs described above as well as collections on the repurchased receivables as part of the ABS program amendment. The Company also excludes the impact related to certain vendor programs that is required for GAAP. We define our adjusted free cash flow metric to be operating cash flows plus the impacts described above less purchases of property and equipment net of proceeds from dispositions and present cash flows on a consistent basis for investor transparency. We believe adjusted free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. Since adjusted free cash flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most directly comparable GAAP measure – “net cash used in operating activities.” See below for the three-month and nine-month periods ended December 31, 2019 reconciliation of GAAP to Non-GAAP measures:

	Three-Month Period Ended	Nine-Month Period Ended
	December 31, 2019	December 31, 2019
Net cash used in operating activities	$(50,894)	$(1,699,306)
Cash collections of ABS positions and other	343,928	2,511,094
Net capital expenditures	(55,239)	(273,450)
Adjusted Free Cash Flow	$237,795	$538,338

(2) Basic shares were used in calculating diluted GAAP EPS for the three-month period ended December 31, 2018 due to the net loss recognized during that period. Diluted shares for the three -month period ended December 31, 2018 were 526,801 thousand which were used in calculating diluted non-GAAP EPS.

(3) Customer related asset impairments for the three-month and nine-month periods ended December 31, 2019 and December 31, 2018 primarily relate to additional provision for doubtful accounts receivable, asset impairment, and reserves for excess and obsolete inventory for certain customers experiencing financial difficulties and/or related to inventory that will not be recovered due to significant reductions in future customer demand as the Company reduces its exposure to certain higher volatility businesses.

(4) During the first half of fiscal year 2020, in connection with the recent geopolitical developments and uncertainties, primarily impacting one customer in China, the Company experienced a reduction in demand for products assembled for that customer. As a result, the Company accelerated its strategic decision to reduce its exposure to certain high-volatility products in both China and India. The Company also initiated targeted activities to restructure its business to further reduce and streamline its cost structure. During the three and nine-month periods ended December 31, 2019, the Company recognized $14.6 million and $199.1 million, respectively, of restructuring charges, primarily related to cash charges of approximately $14.9 million and $142.7 million, respectively. The Company expects to complete these activities during fiscal year 2020.

We completed the wind-down of our Nike operations in Mexico in Q3 fiscal year 2019 and recognized in total $36 million and $66 million for the three-month and nine-month periods ended December 31, 2018. The charge primarily consisted of non-cash asset impairments.

(5) Legal and other consists primarily of costs not directly related to the Company’s ongoing or core business results as described further in footnote 1.

(6) During the nine-month period ended December 31, 2019, the Company incurred debt extinguishment costs of $7.2 million, related to full repayments of the Notes due February 2020 and Term Loan due November 2021.

During the third quarter of fiscal year 2019, the Company recorded a $70.1 million impairment charge related to one of its non-core cost method investments due to limited funding the investee had received and its deteriorating operating performance.

During fiscal year 2019, the Company deconsolidated Bright Machines and recognized a gain of $87.3 million in other charges (income), net. During the third quarter of fiscal year 2020 and in connection with the Company’s ongoing assessment of its investment portfolio strategy, the Company recognized a $15.8 million impairment charge.

(7) During the third quarter of fiscal year 2020, the Company recorded $9.2 million related to the remeasurement of deferred tax positions with specific countries due to the change in their corporate income tax rates.

During the second quarter of fiscal year 2020, the Company recorded $8 million of withholding tax liabilities for future planned liquidations of certain legal entities. The remaining balance is primarily related to adjustment for exchange rate fluctuation on income tax receivable position of an operating subsidiary recognized in a prior period.

In addition, the Company has included the tax effects of the various adjustments that are we incorporated into Non-GAAP measures under tax benefits on restructuring and other.

(8) During the first quarter of fiscal year 2019, the Company amended certain non-substantive terms of its existing contracts for its smaller customers. The amendments removed the consideration regarding over-time recognition under ASC 606. Accordingly, these customer contracts are now accounted for consistent with prior accounting and revenue is recognized upon shipment of product.

(9) The Company adopted ASU No. 2016-02, Leases and subsequent updates (collectively, referred to as Accounting Standard Codification 842 or “ASC 842”) on April 1, 2019 using the optional transition method, by which companies may elect not to recast the comparative periods presented in financial statements in the period of adoption and recognize a cumulative effect adjustment in the period of adoption. As a result, the Company was not required to adjust its comparative period financial information for effects of the standard. ASC 842 requires a lessee to recognize a right of use (“ROU”) asset and lease liability. Our ROU assets are $615 million and operating lease liabilities are $661 million (of which $121 million was current and recorded under other current liabilities and $540 million was non-current) as of December 31, 2019.

(10) As previously disclosed, the Company has made certain immaterial corrections to net sales previously reported for the first, second, and third quarters of fiscal year 2019 primarily to reflect revenue from certain contracts with customers on a net basis. As a result, net sales for the three and nine-month periods ended December 31, 2018 are $22 million and $95 million lower than previously reported. This correction had no impact on gross profit, segment income or net income for the periods presented.